                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           BANKATLANTIC BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           BANKATLANTIC BANCORP, INC.
                          1750 EAST SUNRISE BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33304

                                                                  April 23, 2001

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of BankAtlantic Bancorp, Inc., which will be held on May 23, 2001 at 1:00 p.m., local time, at the Westin Hotel, 400 Corporate Drive, Fort Lauderdale, Florida 33334.

     At the Annual Meeting, (i) holders of our Class A Common Stock and Class B Common Stock will consider a proposed amendment to our Articles of Incorporation that would, among other things, provide voting rights to holders of our Class A Common Stock, make the Class B Common Stock convertible into Class A Common Stock on a share-for-share basis and equalize the cash dividends payable on the Class A Common Stock and Class B Common Stock and (ii) holders of our Class B Common Stock will be asked to elect four directors.

     Our Class A Common Stock currently has no voting rights. If the amendment is approved, then each holder of our Class A Common Stock will be entitled to one vote per share and the total voting power of the outstanding Class A Common Stock will represent 53% of the combined voting power of our Class A Common Stock and Class B Common Stock. Our Class B Common Stock, which currently represents 100% of our voting power, will thereafter represent the remaining 47% of the combined voting power of our Class A Common Stock and Class B Common Stock. Prior to August 2000, 53% of the voting rights of our Company were held by the public holders of our Class B Common Stock. Those publicly held shares were retired at that time in a transaction designed to simplify our capital structure by focusing on one public trading market for our stock. The amendment is intended to restore the proportionate voting interests between the publicly and privately held shares of our Company. These relative voting percentages will then remain fixed until the number of outstanding shares of Class B Common Stock falls below half of the currently outstanding shares, and thereafter the per share voting power of the Class A Common Stock and the Class B Common Stock will be the same.

     The holders of our Class A Common Stock are also currently entitled to receive cash dividends in an amount equal to 110% of any cash dividends declared and paid on our Class B Common Stock. The amount of dividends paid to the holders of Class A Common Stock will not be reduced as a result of the proposed amendment, but instead the cash dividends payable on the Class B Common Stock will be increased slightly so that the distribution per share of Class A Common Stock and Class B Common Stock will be the same. The cash dividend premium with respect to our Class A Common Stock was initially included in consideration of the fact that the holders of our Class A Common Stock did not have voting rights. However, the cash dividend premium, which approximates only $45,000 per year for all outstanding shares of our Class A Common Stock, has proven complicated and confusing to analysts and investors following our stock based on the accounting rules associated with earnings per share calculations. Given the small amount of the premium, the fact that the original purpose will no longer be relevant if voting rights are granted and the confusion arising from the complicated accounting treatment of the premium, we believe that the equalization of the dividends at this time is appropriate.

     As more fully described in the Proxy Statement, the primary purpose of the proposed amendment is to provide voting rights to our Class A Common Stock. Our Board of Directors believes the grant of voting rights may make the shares more attractive to certain investors and give us additional flexibility in issuing shares of Class A Common Stock for financing, acquisition and compensation purposes while at the same time permitting us to maintain stability and continuity of control through the fixed voting percentages. BFC Financial Corporation ("BFC") currently owns 100% of our Class B Common Stock and will continue to be in a position to control us following the amendment. Based on BFC's current ownership of shares of our Class A Common Stock and Class B Common Stock, BFC would control 60.58% of the combined voting power of our company immediately following the adoption of the amendment.

     The changes contemplated by the amendment will be effected by filing Articles of Amendment with the Secretary of State of the State of Florida. YOU SHOULD RETAIN YOUR STOCK CERTIFICATES. NO EXCHANGE IS NECESSARY.

     The Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, more fully describe the actions to be considered by shareholders at the Annual Meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE YOUR SHARES IN FAVOR OF THE AMENDMENT. BFC HAS ADVISED US THAT IT WILL VOTE ALL SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK OWNED BY IT IN FAVOR OF THE AMENDMENT.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, AND REGARDLESS OF THE SIZE OF YOUR HOLDINGS, YOU ARE ENCOURAGED TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE PRE-STAMPED ENVELOPE PROVIDED. THE PROMPT RETURN OF YOUR PROXY WILL SAVE ADDITIONAL SOLICITATION EXPENSE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT THAT YOU ATTEND THE ANNUAL MEETING. ALTERNATIVELY, YOU MAY VOTE OVER THE INTERNET OR BY TELEPHONE AS INDICATED ON THE PROXY CARD. PLEASE VOTE TODAY.

     On behalf of your Board of Directors and our employees, I would like to express our appreciation for your continued support.

                                          Sincerely,

                                          /s/ ALAN B. LEVAN
                                          Alan B. Levan
                                          Chairman of the Board

                           BANKATLANTIC BANCORP, INC.
                          1750 EAST SUNRISE BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33304
 ------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 2001
 ------------------------------------------------------------------------------

     Notice is hereby given that the Annual Meeting of Shareholders of BankAtlantic Bancorp, Inc. (the "Company") will be held at the Westin Hotel, 400 Corporate Drive, Fort Lauderdale, Florida 33334 on May 23, 2001 commencing at 1:00 p.m., local time, for the following purposes:

          1. To consider and vote upon an amendment to the Company's Articles of Incorporation to, among other things, (i) grant to holders of Class A Common Stock one vote per share which will in the aggregate represent 53% of the combined voting power of the Class A Common Stock and the Class B Common Stock, (ii) based upon the number of shares of Class A Common Stock and Class B Common Stock outstanding from time to time, grant to holders of Class B Common Stock such number of votes per share which will represent 47% of the combined voting power of the Class A Common Stock and Class B Common Stock, (iii) make the Class B Common Stock convertible into Class A Common Stock on a share-for-share basis, (iv) equalize the cash dividends payable on our Class A Common Stock and Class B Common Stock and (v) provide for class voting on certain matters (the "Amendment").

          2. To elect four directors to the Company's Board of Directors, three of whom will serve until the annual meeting in 2004 and one of whom will serve until the annual meeting in 2003.

          3. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     The foregoing matters are more fully described in the Proxy Statement which forms a part of this Notice.

     Only shareholders of record at the close of business on April 17, 2001 are entitled to notice of and, to the extent indicated in the attached Proxy Statement, to vote at the Annual Meeting.

                                          Sincerely yours,

                                          /s/ ALAN B. LEVAN
                                          Alan B. Levan
                                          Chairman of the Board

Fort Lauderdale, Florida
April 23, 2001

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES; THEREFORE EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED OR SUBMIT YOUR VOTE OVER THE INTERNET OR BY TELEPHONE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                           BANKATLANTIC BANCORP, INC.
                          1750 EAST SUNRISE BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33304

                        -------------------------------

                                PROXY STATEMENT

                        -------------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of BankAtlantic Bancorp, Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Westin Hotel, 400 Corporate Drive, Fort Lauderdale, Florida 33334 on May 23, 2001 at 1:00 p.m., and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

     This Proxy Statement, Notice of Meeting and accompanying proxy card will be mailed to shareholders on or about April 23, 2001.

GENERAL

     Each proxy solicited hereby, if properly voted and received by the Company prior to the Annual Meeting and not revoked prior to its use, will be voted in accordance with the instructions contained therein. To vote by proxy, you may either (i) complete, sign and date the enclosed proxy card and return it in the prepaid envelope, (ii) call the toll free number on the proxy card or (iii) vote over the Internet as indicated on the proxy card. If your shares are held through your broker, bank or other nominee, you may vote only by phone or Internet if your broker, bank or nominee offers those options. Proxies received with no instructions will be voted for the proposal to amend the Company's Articles of Incorporation described below. Although the Board of Directors is unaware of any other matter to be presented at the Annual Meeting upon which holders of Class A Common Stock are entitled to vote, if any other matters are properly brought before the Annual Meeting, the persons named in the form of proxy will vote as proxies in accordance with their own best judgment on those matters.


     Any shareholder signing and returning a proxy on the enclosed form or who has voted by telephone or over the Internet has the power to revoke it at any time before it is exercised by notifying the Secretary of the Company in writing at the address set forth above, by submitting a proxy bearing a later date or by attending the Annual Meeting and voting in person.


     The Company will bear the expense of soliciting proxies and of reimbursing brokers, banks and nominees for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record by such persons. The Company does not currently intend to solicit proxies other than by use of the mail, but certain directors, officers and regular employees of the Company or its subsidiary, BankAtlantic, without additional compensation, may solicit proxies personally or by telephone, fax, special letter or otherwise. In addition, the Company has retained the services of Georgeson Shareholder Communications, Inc. to assist it in soliciting proxies on behalf of the Company. Georgeson will receive a fee of approximately $10,000 as compensation for its services and will be reimbursed for its out of pocket expenses.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE


     Only holders of record of the Company's Class A Common Stock and Class B Common Stock at the close of business on April 17, 2001 (the "Record Date") are entitled to vote, as indicated herein, at the Annual Meeting. On the Record Date, there were 31,742,882 shares of Class A Common Stock outstanding. Holders of the Class A Common Stock are entitled to one vote per share on the proposal to amend the Company's Articles of Incorporation, but are not entitled to vote on the election of the four nominee directors to the Company's Board of Directors. BFC Financial Corporation ("BFC"), which holds all of the outstanding Class B Common Stock and 26.14% of the outstanding Class A Common Stock, has advised the Company that it will vote all of its shares in favor of the proposal to amend the Company's Articles of Incorporation and all of its shares of Class B Common Stock in favor of the election of the four nominees for director nominated by the Company's Board of Directors.

QUORUM; ADJOURNMENT

     The presence, in person or by proxy, of at least a simple majority of the total outstanding shares of Class A Common Stock and of BFC, the sole holder of Class B Common Stock, is necessary to constitute a quorum to consider and vote upon the proposal to amend the Company's Articles of Incorporation at the Annual Meeting. The presence, in person or by proxy, of BFC is necessary to constitute a quorum to consider any other business properly brought before the Annual Meeting, including the election of the four nominees to the Company's Board of Directors. In the event that there are not sufficient shares represented for a quorum, the Annual Meeting may be adjourned from time to time until a quorum is obtained; provided, however, if the number of shares of Class A Common Stock present does not constitute a quorum but BFC is present, the Company may transact any business that does not require the vote of the holders of Class A Common Stock.

VOTE REQUIRED FOR APPROVAL

     To approve the proposal to amend the Company's Articles of Incorporation, the number of votes in favor of the proposal must exceed the number of votes against the proposal with the holders of shares of Class A Common Stock and Class B Common Stock voting as separate voting groups; accordingly, abstentions and "broker non-votes" (as described below) will have no effect on the vote. To elect the four nominees to the Company's Board of Directors, the affirmative vote of a plurality of the outstanding shares of Class B Common Stock is required.

VOTING OF PROXIES BY BROKERS

     Brokers who hold shares in "street name" for customers are precluded from exercising voting discretion with respect to the approval of non-routine matters such as the proposal to amend the Articles of Incorporation (so called "broker non-votes"). Accordingly, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of the amendment.

              PROPOSAL FOR APPROVAL OF AMENDMENT TO THE COMPANY'S
                           ARTICLES OF INCORPORATION


GENERAL DESCRIPTION OF THE AMENDMENT

     The Board of Directors is proposing to amend Article III of the Company's Articles of Incorporation. The proposed amendment (the "Amendment") would provide voting rights to holders of Class A Common Stock entitling each holder to one vote per share and would adjust the number of votes per share of Class B Common Stock so as to fix the relative aggregate voting power of the Class A Common Stock and Class B Common Stock at 53% and 47%, respectively. Prior to August 2000, 53% of the voting rights of our Company were held by the public holders of our Class B Common Stock. Those publicly held shares were retired at that time in a transaction designed to simplify our capital structure, so as to concentrate trading activity into one class of publicly held stock. The Amendment will restore the proportionate voting interests between the publicly and privately held shares of our Company.

     The Amendment also provides that the Class B Common Stock will be convertible into an equivalent number of shares of Class A Common Stock at any time at the election of the holder. Only BFC or its affiliates will be entitled to own the Class B Common Stock and thus those shares would be converted into shares of Class A Common Stock in connection with any transfer by BFC to a non-affiliate. Further, in addition to the rights afforded to shareholders of the Company under Florida law, the Amendment provides that the holders of Class B Common Stock will be entitled to vote as a separate voting group on certain matters as described below. The Amendment would also result in the equalization of the cash dividends payable with respect to the Class A Common Stock and the Class B Common Stock.

     Upon receipt of the approval of the Amendment by the Company's shareholders, the Company will cause Articles of Amendment to be filed with the Secretary of State of the State of Florida that will effectuate the changes contained in the Amendment.

     The complete text of the proposed Amendment is set forth in full in the Articles of Amendment attached as Appendix A to this Proxy Statement. This summary of the rights, powers and limitations of the Class A Common Stock and the Class B Common Stock should be read in conjunction with, and is qualified in its entirety by reference to, the Amendment.


DESCRIPTION OF THE CLASS A COMMON STOCK AND CLASS B COMMON STOCK FOLLOWING THE AMENDMENT


  Voting Rights


     Following the Amendment, except as provided by law or as specifically provided in our Articles, the holders of Class A Common Stock and Class B Common Stock will vote as a single group. Each holder of Class A Common Stock will be entitled to one vote for each share held and the Class A Common Stock will possess in the aggregate 53% of the total voting power of the Class A Common Stock and Class B Common Stock. The holder of the Class B Common Stock, which currently represents 100% of the voting power of the Company, will relinquish its exclusive voting rights, and following the Amendment the holder of each share of Class B Common Stock will be entitled to the number of votes per share which will represent in the aggregate 47% of the total voting power of the Class A Common Stock and Class B Common Stock. These fixed voting percentages will be eliminated and shares of Class B Common Stock will be entitled to only one vote per share from and after the date that BFC or its affiliates no longer own in the aggregate 2,438,062 shares of Class B Common Stock (which amount is one-half the number of shares it now holds).


     Under Florida law, holders of Class A Common Stock and Class B Common Stock are currently entitled to vote as separate voting groups on certain amendments to the Company's Articles of Incorporation, including amendments which would:


     - increase or decrease the authorized number of shares of Class A Common Stock or Class B Common Stock;

     - change the designation, rights, preferences or limitations of the Class A Common Stock or Class B Common Stock;



     - create a new class of shares, or increase the rights, preferences or number of any authorized shares, which would have rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the Class A Common Stock or Class B Common Stock; or


     - effect an exchange or reclassification, or create a right of exchange, of shares of another class of stock into shares of Class A Common Stock or Class B Common Stock or an exchange or reclassification of shares of Class A Common Stock or Class B Common Stock into shares of another class.

     Further, holders of Class A Common Stock and Class B Common Stock are entitled to vote as a separate voting group on any plan of merger or plan of share exchange which contains a provision which, if included in a proposed amendment to the Articles of Incorporation, would require their vote as a separate voting group.

     In addition to the rights afforded to shareholders of the Company under Florida law, the Amendment provides that the approval of the holders of Class B Common Stock voting as a separate voting group will be required before any of the following actions may be taken:

     - the issuance of any additional shares of Class B Common Stock, other than a stock dividend issued to holders of Class B Common Stock;

     - the reduction of the number of outstanding shares of Class B Common Stock (other than upon conversion of the Class B Common Stock into Class A Common Stock or upon a voluntary disposition to the Company); or

     - any amendments of the capital stock provisions of the Company's Articles of Incorporation.

  Convertibility of Class B Common Stock into Class A Common Stock

     The Amendment provides holders of Class B Common Stock the right, at any time, to convert any or all of their shares into shares of Class A Common Stock on a share-for-share basis. The Company will reserve, out of its authorized but unissued Class A Common Stock, such number of shares as would become issuable upon conversion of all shares of Class B Common Stock then outstanding.

  Restrictions on Ownership of Class B Common Stock

     The Amendment provides that only BFC or its affiliates may hold Class B Common Stock; accordingly, the Class B Common Stock would be converted into Class A Common Stock in connection with any transfer of BFC's shares to a person not affiliated with BFC.

  Dividends and other Distributions; Liquidation Rights

     Holders of Class A Common Stock and Class B Common Stock will continue to be entitled to receive cash dividends, when and as declared by the Board of Directors out of legally available assets. The Amendment provides for the equalization of the cash dividends payable on the Class A Common Stock and Class B Common Stock. The holders of Class A Common Stock will no longer be entitled to receive cash dividends in an amount equal to at least 110% of any cash dividends declared and paid on the Class B Common Stock. Based on the current level of dividends being paid by the Company, this dividend premium amounts to approximately $45,000 in the aggregate per year. The amount of dividends paid to the holders of Class A Common Stock will not be reduced as a result of the Amendment, but instead the cash dividends payable on the Class B Common Stock will be increased slightly to equalize the cash dividends paid on both classes. With respect to dividends other than cash (including stock splits and stock dividends), the distribution per share with respect to Class A Common Stock will continue to be identical to the distribution per share with respect to Class B Common Stock, except that a stock dividend or other distribution to holders of Class A Common Stock may be declared and issued in Class A Common Stock while a dividend or other distribution to holders of Class B Common Stock may be declared and issued in either Class A Common

Stock or Class B Common Stock (at the discretion of the Board of Directors), provided that the number of any shares so issued is the same on a per share basis.

     Upon any liquidation of the Company, the assets legally available for distribution to shareholders will continue to be distributed ratably among the holders of Class A Common Stock and Class B Common Stock.

REASONS FOR THE AMENDMENT

     The Board of Directors believes that providing voting rights to the Class A Common Stock may make the Class A Common Stock more attractive to certain classes of investors, including institutional investors who may choose not to invest, or may be prohibited from or subject to restrictions on investing, in non-voting securities. The Board of Directors believes that greater interest in the Class A Common Stock would lead to increased trading volume and liquidity. In addition, the Board of Directors believes that approval of the Amendment may enhance the Company's flexibility to issue shares of Class A Common Stock for financing, acquisition and compensation purposes while maintaining current stability and continuity of control.

     The Company and its wholly-owned subsidiary, BankAtlantic, have been controlled by BFC since 1987. BFC acquired control of BankAtlantic in 1987 when it acquired 53.4% of BankAtlantic's outstanding common stock. Subsequently, BFC's ownership interest increased to 77.8% through the acquisition of shares from time to time. Later the percentage of shares owned by BFC was reduced either through sales of shares or by virtue of the issuance of additional shares by the Company or BankAtlantic during the period from 1994 through the current date. BFC currently owns 8,296,890 shares (26.14%) of the Company's Class A Common Stock and 4,876,124 shares (100%) of the Company's Class B Common Stock. The Board of Directors believes the proposed voting structure, while granting voting rights to the holders of Class A Common Stock, maintains the desirable stability associated with having a controlling shareholder permitting the Company and BankAtlantic to continue to focus their attention on operations and maximizing growth and profitability. However, there is no assurance that the Amendment will positively impact the marketability, liquidity or market value of the Class A Common Stock. While BFC did not participate in the formulation of the Amendment or any presentation to the Board of Directors, the Chairman and Vice Chairman of the Board of Directors of BFC also serve as the Chairman and Vice Chairman of the Board of Directors, respectively, of the Company. BFC has advised the Company that it will vote its shares of Class A Common Stock and Class B Common Stock in favor of the Amendment.


     The Board believes that equalization of the cash dividends payable on the Class A Common Stock and Class B Common Stock through the removal of the cash dividend premium currently payable with respect to the Class A Common Stock is appropriate at this time. The cash dividend premium payable on the Class A Common Stock was initially included in consideration of the fact that the holders of Class A Common Stock lacked voting rights and in an attempt to make the public trading market for the Class A Common Stock more attractive. However, the cash dividend premium payable with respect to the Class A Common Stock has resulted in complicated and confusing financial reporting because of accounting rules which require unequal allocation of earnings and losses among the Class A Common Stock and the Class B Common Stock. In fact, the dividend premium payable to holders of Class A Common Stock amounts only to an extra $45,000 per year being paid to all holders of shares of Class A Common Stock in the aggregate based on current dividend levels. Accordingly, the Board made the determination to include the equalization of the dividends as part of the Amendment to provide voting rights to the Class A Common Stock. If the Amendment is approved, then voting rights will be granted to the Class A Common Stock and the cash dividends payable to the holders of Class A Common Stock and Class B Common Stock in the future will be the same.


POSSIBLE NEGATIVE EFFECTS OF THE AMENDMENT

     As a result of the Amendment, the Class B Common Stock will represent a fixed 47% of the combined voting power of our common stock even though it currently represents approximately 13.32% of the common equity of the Company. Accordingly, the relative voting power of the Class B Common Stock may not bear a direct relationship to the relative economic interest represented by those shares. The market may not react favorably to the structure until it becomes familiar with the structure, or it may not accept this structure at all.

     The Amendment is not intended to have any additional anti-takeover effect. However, fixing the aggregate voting power of the Class B Common Stock at 47% together with the voting power associated with BFC's current ownership of shares of Class A Common Stock will result in BFC holding shares immediately following the adoption of the Amendment representing 60.85% of the aggregate voting power of the Company (reduced from its current 100% level). As a result, the Amendment will continue the current situation where a sale or transfer of control or removal of incumbent directors would be unlikely without BFC's concurrence.


     The Company's present Articles of Incorporation and By-Laws also contain other provisions which could have anti-takeover effects. These provisions include, without limitation, (i) the authority of the Board of Directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval, (ii) the division of the Company's Board of Directors into three classes of directors with three-year staggered terms, and (iii) certain notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

EFFECT ON MARKET PRICE

     The market price of the Company's Class A Common Stock depends on many factors including, among others, the future performance of the Company and its subsidiaries, general economic and market conditions and conditions relating to financial institutions generally. Many of these factors are beyond the Company's control, and the Company cannot predict the prices at which the Class A Common Stock will trade. There is no assurance that granting voting rights to the Class A Common Stock pursuant to the proposed capital structure will have a positive effect on its marketability or market value.

EFFECTIVENESS OF THE AMENDMENT; CERTIFICATES


     If the Amendment is approved, it is expected that Articles of Amendment, substantially in the form of Appendix A attached to this Proxy Statement, will be filed with the Secretary of State of the State of Florida promptly after the Annual Meeting. The Amendment will become effective immediately upon filing of the Articles of Amendment with the Secretary of State.


     Shareholders should retain all certificates representing their shares of Class A Common Stock (and should not send such certificates to the Company or the Company's transfer agent) because it will not be necessary to issue new certificates in connection with the Amendment and the currently outstanding certificates will continue to represent shares of the Company's Class A Common Stock following the Amendment.


     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION.


                       PROPOSAL FOR ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTOR

     The Company's Board of Directors currently consists of nine directors divided into three classes, each of which has three year terms which expire in annual succession. The Company's By-Laws provide that the Board of Directors shall consist of no less than seven nor more than twelve directors. A total of four directors will be elected at the Annual Meeting, three of whom will be elected for a term expiring in 2004 and one of whom will be elected for a term expiring in 2003. BFC has advised us that it will vote all shares of Class B Common Stock owned by it in favor of the nominees shown in the accompanying table. If any nominee is unable to serve, which the Board of Directors has no reason to expect, BFC has advised us that it will vote all shares of Class B Common Stock owned by it for the other named nominees and for the person, if any, who is designated by the Board of Directors to replace such nominee.

     The following table sets forth the names of the directors of the Company including the names of directors of the Company whose terms of office will expire at the Annual Meeting and those who are nominated for election. Each director whose term of office is to expire at the Annual Meeting has been nominated for reelection at the Annual Meeting. The table contains certain information with respect to the directors, including the principal occupation or employment for at least the previous five years and his or her positions or offices at the Company, BankAtlantic, Levitt Corporation or Ryan, Beck & Co. and the number and percentage of shares of the Company's Class A and Class B Common Stock beneficially owned by each director or nominee for director as of March 8, 2001.



                                                                    AMOUNT AND NATURE OF BENEFICIAL
                                                                     OWNERSHIP AS OF MARCH 8, 2001
                                                         FIRST      -------------------------------      PERCENT OF     PERCENT OF
                                                       BECAME A        CLASS A           CLASS B          CLASS A        CLASS B
NAME AND PRINCIPAL OCCUPATION OF EMPLOYMENT(1)  AGE   DIRECTOR(5)   COMMON STOCK      COMMON STOCK      COMMON STOCK   COMMON STOCK
----------------------------------------------  ---   -----------   -------------     -------------     ------------   ------------
NOMINEES FOR ELECTION AS DIRECTORS FOR
  TERMS ENDING IN 2004

STEVEN M. COLDREN.........................      53       1986            69,058(3)(6)           0          *                   0
  Chairman and President of Business
  Information Systems, Inc., a distributor of
  dictation, word processing and computer
  equipment and Chairman of Medical
  Information Systems Corp., a distributor of
  hospital computer systems.

MARY E. GINESTRA..........................      76       1980           107,640(6)              0          *                   0
  Private Investor.

JARETT S. LEVAN(7)........................      27       1999               144                 0          *                   0
  Corporate Secretary of the Company and
  BankAtlantic since January 1999. President
  of BankAtlantic.com, an internet banking
  division of BankAtlantic, since 1999. Jarett
  Levan joined BankAtlantic in January 1998
  and became Vice President -- Legal
  Department in September 1998 and Manager --
  Corporate Communications in November 1998.
  Jarett Levan worked in various departments
  of BankAtlantic on a part-time basis from
  1990 through 1997. Jarett Levan joined
  BankAtlantic after completing Law School.

NOMINEE FOR ELECTION AS DIRECTOR FOR TERM
  ENDING IN 2003

DALE RENNER(8)............................      45       2000             5,000(6)              0          *                   0
  Chief Executive Officer and President of
  Seisint (formerly eData.com, Inc.) since
  April 2000. Prior to that time, Mr. Renner
  was a Partner at Accenture (formerly
  Andersen Consulting).

DIRECTORS WITH TERMS ENDING IN 2002

BRUNO L. DIGIULIAN........................      67       1985           109,202(4)(6)           0          *                   0
  Of counsel, Ruden McClosky Smith Schuster &
  Russell, P.A., a law firm.

ALAN B. LEVAN(7)..........................      56       1984         9,121,380(2)(6)   4,876,124(2)(6)    28.68          100.00
  Chairman of the Board, Chief Executive
  Officer and President of the Company and
  BankAtlantic. Elected as an officer of
  BankAtlantic in 1987. President, Chairman of
  the Board and Chief Executive Officer of
  BFC.

BEN A. PLOTKIN............................      45       1998           176,694(6)              0          *                   0
  Chairman, President and Chief Executive
  Officer of Ryan Beck & Co. since January
  1997, Senior Executive Vice President, from
  January 1996 through 1997 and Executive Vice
  President, from December 1990 through
  January 1996.

                                                                    AMOUNT AND NATURE OF BENEFICIAL
                                                                     OWNERSHIP AS OF MARCH 8, 2001
                                                         FIRST      -------------------------------      PERCENT OF     PERCENT OF
                                                       BECAME A        CLASS A           CLASS B          CLASS A        CLASS B
NAME AND PRINCIPAL OCCUPATION OF EMPLOYMENT(1)  AGE   DIRECTOR(5)   COMMON STOCK      COMMON STOCK      COMMON STOCK   COMMON STOCK
----------------------------------------------  ---   -----------   -------------     -------------     ------------   ------------
DIRECTORS WITH TERMS ENDING IN 2003

JOHN E. ABDO..............................      57       1984           414,887(2)(6)           0           1.29               0
  Vice Chairman of the Company, BankAtlantic
  and BFC. President and Chief Executive
  Officer of Levitt Corporation (f/k/a
  BankAtlantic Development Corporation).
  Elected as an officer of BankAtlantic in
  1987. President and Chief Executive Officer
  of Abdo Companies, Director of Benihana
  National Corporation.

CHARLIE C. WINNINGHAM, II.................      68       1976           192,193(3)(6)           0          *                   0
  President of C.C. Winningham Corporation, a
  land surveying firm.

---------------

 *  Less than one percent of the class.
(1) Except as otherwise indicated, there has been no change in principal occupation or employment during the past five years.
(2) Mr. Alan Levan has sole voting and investment power with respect to 12,463 shares of Class A Common Stock. Mr. Alan Levan may be deemed to be the beneficial owner by virtue of his control of Levan Enterprises, Ltd. which owns 368 shares of Class A Common Stock. The security ownership indicated above for Mr. Alan Levan includes 8,296,890 shares of Class A Common Stock and 4,876,124 shares of Class B Common Stock owned by BFC (See "Security Ownership of Certain Beneficial Owners and Management"). BFC Financial Corporation may be deemed to be controlled by Alan B. Levan and John E. Abdo who collectively may be deemed to have an aggregate beneficial ownership of 68.5% of the outstanding common stock of BFC.
(3) Shares beneficially owned by the indicated director and his wife are: Mr. Coldren -- 1,225 shares of Class A Common Stock; and Mr.
    Winningham -- 109,703 shares of Class A Common Stock. These directors share voting and investment power with respect to these shares.
(4) Mr. DiGiulian's wife beneficially owns 26,712 shares of Class A Common
    Stock.
(5) Indicates date of becoming a director of BankAtlantic. Each director became a director of the Company on July 13, 1994 when BankAtlantic completed its reorganization into a holding company structure except for Mr. Plotkin who became a director in 1998, Mr. Jarett Levan who became a director in 1999, and Mr. Renner who became a director in 2000.
(6) Includes beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options: Mr. DiGiulian -- 82,490 shares of Class A Common Stock; Mr. Coldren -- 67,833 shares of Class A Common Stock; Mrs. Ginestra -- 82,490 shares of Class A Common Stock; Mr.
    Winningham -- 82,490 shares of Class A Common Stock; Mr. Plotkin -- 71,324 shares of Class A Common Stock; Mr. Renner -- 5,000 shares of Class A Common Stock; Mr. Alan Levan -- 811,659 shares of Class A Common Stock; and Mr. Abdo -- 394,827 shares of Class A Common Stock.
(7) Jarett Levan is Alan Levan's son.
(8) Seisint, Inc. has the right to appoint one member to the Company's board of directors pursuant to the terms of an agreement under which Seisint purchased 848,364 shares of the Company's Class A Common Stock. Mr. Renner is the designee of Seisint.


     THE BOARD OF DIRECTORS RECOMMENDS THAT ALL OF THE NOMINEES BE ELECTED AS DIRECTORS.


IDENTIFICATION OF EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     The following individuals are executive officers of the Company and/or its wholly-owned subsidiary, BankAtlantic:

NAME                                         AGE                    POSITION
----                                         ---                    --------
Alan B. Levan..............................  56    Chairman of the Board, Chief Executive
                                                     Officer and President of the Company and
                                                     BankAtlantic
John E. Abdo...............................  57    Vice Chairman of the Company and
                                                     BankAtlantic, President and Chief
                                                     Executive Officer of Levitt Corporation
                                                     (f/k/a BankAtlantic Development
                                                     Corporation), a wholly owned subsidiary
                                                     of BankAtlantic
Jay R. Fuchs...............................  46    Executive Vice President, Community Banking
                                                     Division of BankAtlantic

NAME                                         AGE                    POSITION
----                                         ---                    --------
Frank V. Grieco............................  56    Executive Vice President of the Company and
                                                     BankAtlantic
Jarett S. Levan............................  27    President of BankAtlantic.com, an internet
                                                     banking division of BankAtlantic, and
                                                     Corporate Secretary of the Company and
                                                     BankAtlantic
Jay C. McClung.............................  53    Executive Vice President and Chief Credit
                                                     Officer of BankAtlantic
Ben A. Plotkin.............................  45    Chairman, President and Chief Executive
                                                     Officer of Ryan, Beck & Co.
Lewis F. Sarrica...........................  57    Executive Vice President and Chief
                                                     Investment Officer of BankAtlantic
Marcia K. Snyder...........................  46    Executive Vice President, Corporate Lending
                                                     Division of BankAtlantic
Andrea J. Weiner-Allen.....................  44    Executive Vice President, Operations and
                                                     Technology of BankAtlantic
James A. White.............................  57    Executive Vice President and Chief
                                                     Financial Officer of the Company and
                                                     BankAtlantic

     All officers serve until they resign or are replaced or removed by the Board of Directors.

     The following additional information is provided for the executive officers shown above who are not directors of the Company or nominees for directors:

     Jay R. Fuchs joined BankAtlantic as an Executive Vice President in May 2000. Before joining BankAtlantic Mr. Fuchs held various executive positions with American Bankers Insurance Group, including President of American Bankers Insurance Company from 1995 to 1999.

     Frank V. Grieco joined BankAtlantic in 1991 as an Executive Vice President and also serves in this capacity at the Company. Mr. Grieco was a Director of the Company from 1991 to 1998.

     Jay C. McClung joined BankAtlantic as Executive Vice President and Chief Credit Officer in February 2000. Before joining BankAtlantic Mr. McClung was the Executive Vice President and Chief Credit Officer at Synovus Financial Corporation from 1995 through 2000.

     Lewis F. Sarrica joined BankAtlantic in April 1986 and became Executive Vice President, Chief Investment Officer in December 1986.

     Marcia K. Snyder joined BankAtlantic in November 1987 and became Executive Vice President, Commercial Lending Division in August 1989.

     Andrea J. Weiner-Allen joined BankAtlantic in May 1989 and became Executive Vice President, Operations and Information Services Division in December 1996. From January 1999 through April 2000, Ms. Weiner-Allen also served as Executive Vice President of Community Banking. In May 2000, Ms. Weiner-Allen became Executive Vice President, Operations and Technology.

     James A. White joined the Company and BankAtlantic and became Executive Vice President and Chief Financial Officer in January 2000. Prior to joining BankAtlantic, Mr. White was Executive Vice President and Chief Financial Officer of BOK Financial Corporation.

DIRECTORS' FEES

     Non-employee directors of the Company each received an annual retainer of $27,150 in 2000 with no additional compensation for attendance at each Board of Directors' meeting or meeting of a committee of which he or she is a member. Directors who are also officers of the Company or its subsidiaries do not receive additional compensation for attendance at Board of Directors' meetings or committee meetings. In addition, non-employee directors have in the past received automatic grants of options upon the adoption of stock option plans. On May 2, 2000, non-employee directors each received a grant of options to purchase 5,000 shares of the Company's Class A Common Stock under the 1999 BankAtlantic Bancorp Stock Option Plan.

DIRECTOR AND MANAGEMENT INDEBTEDNESS

     BankAtlantic, in the ordinary course of its business, makes mortgage and other installment loans to its employees, officers and directors. These loans are made pursuant to normal lending criteria and in management's judgment do not involve more than the normal risk of collectability nor present any other unfavorable features. Employees, officers and directors of BankAtlantic, prior to May 31, 1990, received a preferential interest rate on home mortgage loans. Executive officers and directors have not been entitled to reduced rates or reduced points on any new loans granted after May 31, 1990. During 2000 BankAtlantic had an outstanding loan to Charlie C. Winningham, II. This loan had a preferential interest rate of 7.5% and the highest outstanding balance during the year was $164,275. This loan has been paid in full and is no longer outstanding.


EMPLOYMENT AGREEMENTS


     Effective February 22, 2000, BankAtlantic entered into an arrangement to employ Jay McClung as Executive Vice President, Chief Credit Officer, at an initial annual base salary of $285,000. Mr. McClung is eligible to receive annual bonuses based upon mutually determined performance goals. In addition, BankAtlantic paid a $100,000 signing bonus to Mr. McClung and granted him initial stock options to purchase 20,000 shares of the Company's Class A Common Stock at the then market price. If during the first three years of Mr. McClung's employment BankAtlantic terminates Mr. McClung's employment without his consent, other than for cause, then Mr. McClung will be entitled to receive severance equal to twelve months of his initial annual base salary. If there is a change in control of BankAtlantic and Mr. McClung chooses to resign within twelve months of the date of the change in control, then BankAtlantic will pay Mr. McClung an amount equal to two years of his then current annual base salary.

     Effective January 1, 2000, the Company and BankAtlantic entered into an employment agreement with James A. White relating to his employment as Executive Vice President and Chief Financial Officer. The agreement is for a term of four years and provides Mr. White with an annual base salary of $250,000 with discretionary annual adjustments. Mr. White was granted initial stock options to purchase 20,000 shares of the Company's Class A Common Stock at the then market price. Mr. White is eligible to receive annual bonuses based upon mutually determined performance goals. Mr. White was paid $100,000 as a signing bonus in the form of a forgivable non-interest bearing loan which will be forgiven ratably over the four year term. Mr. White's employment may be terminated with or without cause at any time. If Mr. White is terminated without cause, then the Company and BankAtlantic must pay Mr. White his then current annual base salary for the remainder of his employment term.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

     The Board of Directors met twelve times, had five Special Meetings, and were telephonically polled one time during the last fiscal year. The Board of Directors has established a number of committees, including Audit and Compensation Committees. The Board of Directors does not have a Nominating Committee. Each of the members of the Board of Directors attended at least 75% of the meetings of the Board and Committees on which he or she served.

     The Audit Committee consists of Steven M. Coldren, Chairman, Charlie C. Winningham, II and Mary E. Ginestra. The Committee met six times during the 2000 fiscal year. The Audit Committee recommends engagement of the independent auditors, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors' report, reviews the activities and recommendations of BankAtlantic's internal auditors, considers comments made by the independent auditors with respect to

BankAtlantic's and the Company's internal control structure, and reviews internal accounting procedures and controls with BankAtlantic's financial and accounting staff.

     The Compensation Committee consists of Bruno L. DiGiulian, Chairman, Mary
E. Ginestra, Charlie C. Winningham, II and Steven M. Coldren. The Committee met four times during the 2000 fiscal year. The Compensation Committee establishes and implements compensation policies and programs for BankAtlantic executives and recommends the compensation arrangements for executive management and directors. It also served as the Stock Option Committee for the purpose of making grants of options under all of the Company's Stock Option Plans. Ryan Beck administers various restricted stock issuances to its employees subject to the oversight of the Company's Compensation Committee.

TIMELY FILING OF 16(A) REPORTS

     Based solely upon a review of the copies of the forms furnished to the Company, the Company believes that during the year ended December 31, 2000, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Mr. Alan Levan and Mr. John Abdo have investments or are partners in real estate joint ventures with developers that in connection with their other ventures have loans from BankAtlantic or are partners with Levitt Corporation, a wholly owned subsidiary of the Company. Also, beginning in September 1998, Levitt agreed to pay the Abdo Companies, Inc., which is controlled by Mr. Abdo, $50,000 per month for services and management, including activities relating to BankAtlantic and Levitt and its subsidiaries and joint ventures. The fee was reduced to approximately $29,000 in July 2000. Further, since 1999, Levitt has paid BFC $20,000 per quarter for management and accounting services provided to Levitt. BFC paid BankAtlantic approximately $62,724 during 2000 for office space used by BFC in the Company's headquarters and for miscellaneous administrative and other related expenses.


     The Company is an investor in Seisint, Inc., of which Dale Renner, a director of the Company, is Chief Executive Officer and President. Seisint also owns 848,364 shares of the Company's Class A Common Stock. The Company invested approximately $15 million in Seisint and owns approximately 3 million shares of Seisint's common stock. Both Alan B. Levan and John E. Abdo serve as directors of Seisint and Mr. Levan and Mr. Abdo each own direct and indirect interests in shares of Seisint common stock. Seisint also serves as an Application Service Provider ("ASP") for the Company in connection with certain customer service information technology application. This ASP relationship is believed to be on terms no less favorable to the Company than available in an arm's length transaction. Fees aggregating approximately $368,000 were paid to Seisint for its services during 2000.

     The Company during 2000 utilized certain services of Ruden, McClosky, Smith, Schuster & Russell, P.A., a law firm of which Bruno DiGiulian is of counsel.

                           SUMMARY COMPENSATION TABLE

     Officers of the Company receive no additional compensation other than that paid by the Company's subsidiaries. The following table sets forth certain summary information concerning compensation paid or accrued by BankAtlantic, Levitt Corporation or Ryan Beck to or on behalf of BankAtlantic's Chief Executive Officer ("CEO") and each of the four other highest paid executive officers (determined as of December 31, 2000) for the fiscal years ended December 31, 2000, 1999 and 1998:


                                                                                   LONG-TERM COMPENSATION
                                                                             ----------------------------------
                                                                                     AWARDS            PAYOUTS
                                                                             -----------------------   --------
                                              ANNUAL COMPENSATION            RESTRICTED    NUMBER OF
                                     -------------------------------------     STOCK         STOCK
                                                              OTHER ANNUAL    AWARD(S)      OPTIONS      LTIP      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY      BONUS       COMPENSATION      ($)         AWARDED    PAYOUTS    COMPENSATION
---------------------------   ----   --------   ----------    ------------   ----------    ---------   --------   ------------
Alan B. Levan...............  2000   $387,890   $  312,624                                  60,000                  $137,635(b)
  Chairman of the Board,      1999    372,705       20,000           --             --      69,000           --      141,467(b)
  CEO, President              1998    370,639           --           --             --      60,000                   149,747(b)
John E. Abdo................  2000    287,901      190,000                                  30,000                     6,840(a)
  Vice Chairman of the        1999    190,739           --           --             --          --           --        1,640(a)
  Board, President of         1998    182,700           --           --             --          --           --        2,100(a)
  Levitt Corporation
James A. White..............  2000(d) 246,154      225,000(e)   $65,936(f)                  35,000                     6,800(c)
  Executive Vice President,   1999         --           --           --             --                       --           --
  Chief Financial Officer     1998         --           --                                                   --           --
Jay C. McClung..............  2000(d) 242,070      222,000(e)        --                     30,000                        --
  Executive Vice President,   1999         --           --           --             --          --           --           --
  Chief Credit Officer        1998         --           --                                      --           --           --
Ben A. Plotkin..............  2000    270,000    1,230,000(g)        --             --      15,000           --       19,500(j)
  Chairman, President and     1999    260,000    1,025,000           --             --      34,500     $150,000       20,000(j)
  Chief Executive Officer     1998(h) 135,475      722,600                   1,253,944(i)       --           --           --
  of Ryan, Beck & Co.,
  Director of the Company


---------------

(a) BankAtlantic contributed $1,600 in 1998 and 1999 and $6,800 in 2000 to its 401(k) savings plan on behalf of Mr. Abdo, and issued Preferred Stock with a value of $500 by a Real Estate Investment Trust ("REIT") controlled by BankAtlantic during 1998. A dividend payment for the REIT paid to Mr. Abdo for 1999 and 2000 was $40.
(b) Includes BankAtlantic contributions of $1,600 in 1998 and 1999 and $6,800 in 2000 to its 401(k) savings plan on behalf of Mr. Alan Levan, issuance of Preferred Stock with a value of $500 from a REIT controlled by BankAtlantic during 1998 and a $40 dividend payment for the REIT for 1999 and 2000 and $130,795 in 2000, $139,827 in 1999 and $147,647 in 1998 representing the value of the benefit received by Mr. Alan Levan in connection with premiums paid by the Company for a split-dollar life insurance policy. See
     "-- Split-Dollar Life Insurance Plan".
(c) BankAtlantic contributed $6,800 in 2000 to its 401(k) savings plan on behalf of Mr. White.
(d) Mr. White became an executive officer of the Company on January 1, 2000. Prior to that time, Mr. White was not employed by the Company. Mr. McClung became an executive officer of the Company on February 22, 2000. Prior to that date, Mr. McClung was not employed by the Company. Accordingly, amounts shown in the table for Mr. McClung reflect only the amounts earned by him from February 22, 2000 to December 31, 2000.
(e) Includes a $100,000 hiring bonus paid to Mr. White upon commencement of his employment in January 2000 and a $100,000 hiring bonus paid to Mr. McClung upon commencement of his employment in February 2000. Mr. White's hiring bonus is subject to pro rata repayment by him if he resigns during the first four years of employment.
(f) Includes moving expenses of $56,484 paid to Mr. White as reimbursement for his expenses in relocating to South Florida.
(g) Included in Mr. Plotkin's bonus figure above is a $139,500 deferred bonus which was awarded to Mr. Plotkin during 2000 and which vests in two equal installments on each of the first and second anniversaries of the date of award if Mr. Plotkin is employed by Ryan Beck on each of such dates. Amounts are payable to Mr. Plotkin on the second anniversary of the award date.
(h) Mr. Plotkin became an Executive Officer of the Company in connection with the Company's acquisition of Ryan, Beck & Co. on June 30, 1998. Accordingly, amounts shown in the table for Mr. Plotkin for 1998 reflect only amounts paid to Mr. Plotkin during the period from July 1, 1998 to December 31, 1998.
(i) During the year ended December 31, 1998, Mr. Plotkin was awarded 132,237 shares of restricted Class A Common Stock which at December 31, 1998 had a fair market value of $740,520. 109,697 of the shares were issued on June 30, 1998 under the Restricted Stock Award Plan for Key Employees of Ryan, Beck & Co. and had a fair market value on that date of $1.1 million. These shares vest on June 30, 2002. 22,540 of the shares were issued under the BankAtlantic Bancorp 1998 Restricted Stock Incentive Plan on December 15, 1998 and had a fair market value of $127,400 on that date. These shares vested in January 2000. During the years ended December 31, 2000, 1999 and 1998, Mr. Plotkin received $3,346, $12,687 and $5,141 of dividends on the restricted stock awards. The dividends were paid at the same dividend rate as the Company's Class A Common Stock. On March 1, 2000, Mr. Plotkin exchanged his 109,697 shares of restricted Class A Common Stock for the establishment of a $1.1 million deferred account in the BankAtlantic Bancorp-Ryan Beck Deferred Compensation Plan.
(j) Includes Ryan Beck contributions of $6,400 in 1999 and $6,800 in 2000 to its 401(k) savings plan on behalf of Mr. Plotkin and also includes Ryan Beck contributions of $13,600 in 1999 and $12,700 in 2000 to the tax-qualified Ryan Beck Money Purchase Plan on behalf of Mr. Plotkin.


                              OPTION GRANTS TABLE


     The following table sets forth information concerning individual grants of stock options to the named executives in the Summary Compensation Table pursuant to the Company's stock option plans during the fiscal year ended December 31, 2000. The Company has not granted and does not currently grant stock appreciation rights.

                                                   INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                  ----------------------------------------------------      VALUE AT ASSUMED
                                    NUMBER OF      % OF TOTAL                             ANNUAL RATES OF STOCK
                                   SECURITIES       OPTIONS      EXERCISE                PRICE APPRECIATION FOR
                                   UNDERLYING      GRANTED TO     PRICE                      OPTION TERM(2)
                                     OPTIONS      EMPLOYEES IN     PER      EXPIRATION   -----------------------
NAME                              GRANTED(1)(3)   FISCAL YEAR     SHARE        DATE        5%($)        10%($)
----                              -------------   ------------   --------   ----------   ----------   ----------
Alan B. Levan...................     60,000           15.8        $4.06       5-2-10      $153,199     $388,236
John E. Abdo....................     30,000            7.9         4.06       5-2-10        76,599      194,118
James A. White..................     20,000            5.3         3.93       1-1-10        49,557      125,587
                                     15,000            3.9         3.69       5-2-10        34,809       88,214
Jay C. McClung..................     20,000            5.3         4.44      2-22-10        55,846      141,524
                                     10,000            2.6         3.69       5-2-10        23,206       58,809
Ben A. Plotkin..................     15,000            3.9         3.69       5-2-10        34,809       88,214

---------------

(1) All option grants are in Class A Common Stock. All options vest in 2005, except for options to acquire 16,000 shares granted on January 1, 2000 to Mr. White which vest on a monthly pro-rata basis over four years.
(2) Amounts for the named executive have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the remaining term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The dollar amounts under these columns are the result of calculations based upon assumed rates of annual compounded stock price appreciation specified by regulation and are not intended to forecast actual future appreciation rates of the Company's stock price.
(3) In August 2000, the Company consummated a corporate transaction which resulted in the redemption and cancellation of all publicly held shares of Class B Common Stock. All outstanding options to acquire Class B Common Stock were converted in the transaction into options to acquire Class A Common Stock in amounts and at exercise prices based upon the terms of the relevant Class B option. Each Class A option issued had the same intrinsic value as the Class B option cancelled and exchanged in the transaction and had substantially the same terms and conditions, including vesting and term. The named executives were granted options to acquire the number of shares of Class A Common Stock with exercise prices indicated below as a result of the transaction: Alan B. Levan -- 394,831 shares with an exercise price of $2.32 per share and 394,820 shares with an exercise price of $2.26 per share; John
    E. Abdo -- 197,416 shares with an exercise price of $2.32 per share and 197,411 shares with an exercise price of $2.26 per share.

          AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

     The following table sets forth as to each of the named executive officers information with respect to option exercises during 2000 and the status of their options on December 31, 2000: (i) the number of shares of Class A Common Stock underlying options exercised during 2000, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and non-exercisable stock options held on December 31, 2000 and (iv) the aggregate dollar value of in-the-money exercisable options on December 31, 2000.


                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED
                                                                 OPTIONS ON 12/31/00           VALUE OF UNEXERCISED
                            NUMBER OF                         ---------------------------      IN-THE-MONEY OPTIONS
                         CLASS A SHARES                       EXERCISABLE   UNEXERCISABLE         ON 12/31/00(1)
                          ACQUIRED UPON      VALUE REALIZED   -----------   -------------   ---------------------------
NAME                   EXERCISE OF OPTION    UPON EXERCISE      CLASS A        CLASS A      EXERCISABLE   UNEXERCISABLE
----                   -------------------   --------------   -----------   -------------   -----------   -------------
Alan B. Levan........          $0                  $0           811,659        452,263       1,152,890        $  0
John E. Abdo.........           0                   0           394,827        237,135         576,447           0
James A. White.......           0                   0             4,000         31,000               0         900
Jay C. McClung.......           0                   0                 0         30,000               0         600
Ben A. Plotkin.......           0                   0            71,324         58,252               0         900


---------------


(1) Based upon a fair market value of $3.75 at December 31, 2000 which was the closing price for Class A Common Stock as reported on the New York Stock Exchange on December 31, 2000.



RETIREMENT BENEFITS



     Alan B. Levan and John E. Abdo are participants in the Retirement Plan for Employees of BankAtlantic (the "Plan"), which is a defined benefit plan. Effective December 31, 1998, the Company froze the benefits under the Plan and fully vested all participants. While the Plan is frozen, there will be no future accrual for service benefits. None of the other individuals named in the Summary Compensation Table are participants in the Plan. The Plan is designed to provide retirement income related to an employee's salary and years of active service. The cost of the Plan is paid by BankAtlantic and all contributions are actuarially determined. BankAtlantic's contributions to the Plan with respect to Mr. Alan Levan and Mr. Abdo cannot readily be separated or individually calculated by the Plan actuaries. At December 31, 2000, Mr. Alan Levan had 26 years of service credited under the Plan and Mr. Abdo had 14 years of service credited under the Plan.



     In general, the Plan provides for monthly payments to or on behalf of each covered employee upon such employee's retirement (with provisions for early or postponed retirement), death or disability. As a result of the freezing of benefits, the amount of the monthly payments is based generally upon the employee's average regular monthly compensation for the highest consecutive five years of the last ten years ended December 31, 1998 or prior retirement, death or disability, and upon such employee's years of service with BankAtlantic, at such date. All participants were vested on December 31, 1998. Benefits are payable for ten-years certain and life thereafter. The benefits are not subject to any reduction for Social Security or any other external benefits.



     As permitted by the Employee Retirement Income Security Act of 1974, BankAtlantic amended the Plan and adopted a supplemental benefit for certain executives. This was necessary because of a previous reduction in benefit increases under the Plan imposed by the Internal Revenue Code (the "Code"). The Code restricts the amount of the executive's compensation that may be taken into account for Plan purposes, regardless of the executive's actual compensation. The amendment to the Plan enhances retirement benefits to the executives named below by providing to the executives, to the extent permitted by the Code, the same retirement benefits to which they would have been eligible under the Plan had the Code limits not been enacted. The approximate targeted percentage of pre-retirement compensation for which Mr. Alan Levan will be eligible under the Plan as a result of the supplemental benefit at age 65 is 33%. No other individuals named in the Summary Compensation Table are entitled to the supplemental benefit. The supplemental benefit was also frozen as of December 31, 1998. Because the percentage of pre-retirement compensation payable from the Plan to Mr. Alan Levan, including the Plan's supplemental benefit, fell short of the benefit that Mr. Alan Levan would have received under the Plan absent the Code limits, BankAtlantic adopted the BankAtlantic Split-Dollar Life Insurance Plan, an employee benefit plan described below.

     The following table illustrates annual pension benefits at age 65 for various levels of compensation and years of service at December 31, 1998, the date on which such benefits were frozen.



                                                                  ESTIMATED ANNUAL BENEFITS
                                                       YEARS OF CREDITED SERVICE AT DECEMBER 31, 1998
                                                     ---------------------------------------------------
AVERAGE FIVE YEAR COMPENSATION AT DECEMBER 31, 1998  5 YEARS   10 YEARS   20 YEARS   30 YEARS   40 YEARS
---------------------------------------------------  -------   --------   --------   --------   --------
$120,000.........................................    $10,380   $20,760    $41,520    $62,280    $ 83,160
$150,000.........................................     13,005    26,010     52,020     78,030     104,160
$160,000 and above...............................     13,880    27,760     55,520     83,280     111,160



SPLIT-DOLLAR LIFE INSURANCE PLAN



     BankAtlantic adopted the Split-Dollar Life Insurance Plan (the "Split-Dollar Plan") in 1996 to restore retirement benefits to executives that were limited under changes to the Code. Currently, because Mr. Alan Levan is the only executive whose reduction in benefits could not be completely addressed through an amendment to the Plan, Mr. Alan Levan is the only participant in the Split-Dollar Plan. Under the Split-Dollar Plan and its accompanying agreement with Mr. Alan Levan, BankAtlantic arranged for purchase of an insurance policy (the "Policy") insuring the life of Mr. Alan Levan. Pursuant to its agreement with Mr. Alan Levan, BankAtlantic will make premium payments for the Policy. The Policy is anticipated to accumulate significant cash value over time, which cash value is expected to supplement Mr. Alan Levan's retirement benefit payable from the Plan. Mr. Alan Levan owns the Policy but BankAtlantic will be reimbursed for the amount of premiums that BankAtlantic pays for the Policy upon the earlier of Mr. Alan Levan's retirement or death. The portion of the amount paid in prior years attributable to the 2000 premium for the insurance policy that is considered compensation to Mr. Alan Levan is included in the Summary Compensation Table. The Split-Dollar Plan was not included in the freezing of the pension plan and accordingly, Mr. Alan Levan has continued to receive benefits under the Plan.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Board of Directors has designated Directors DiGiulian, Winningham, Coldren and Ginestra to serve on the Compensation Committee. The Company's executive officers are also executive officers of BankAtlantic, Levitt Corporation or Ryan Beck and are compensated by those subsidiaries, as applicable, and receive no additional compensation from the Company. As described under "Director and Management Indebtedness," Director Winningham had an outstanding loan from BankAtlantic during the year which was subsequently repaid. Ryan Beck's compensation committee determines the compensation of Ryan Beck's executive officers, including Mr. Plotkin.


EXECUTIVE OFFICER COMPENSATION

     BankAtlantic's compensation program for executive officers consists of four key elements: a base salary, an incentive bonus, deferred compensation and periodic grants of stock options. The Compensation Committee believes that this approach best serves the interests of shareholders by ensuring that executive officers are compensated in a manner that advances both the short and long term interests of the Company and its shareholders. Thus, compensation for BankAtlantic's executive officers involves a portion of pay which depends on incentive payments which are earned only if corporate goals are met or exceeded, and stock options, which directly relate a significant portion of an executive officer's long term remuneration to stock price appreciation realized by the Company's shareholders.

BASE SALARY

     The Company offers competitive salaries based on a review of market practices and the duties and responsibilities of each officer. In setting base compensation, the Compensation Committee periodically examines market compensation levels and trends observed in the labor market. Market information is used as an initial frame of reference for annual salary adjustments and starting salary offers. Salary decisions are determined based on an annual review by the Compensation Committee with input and recommendations from the CEO. Salary determinations are made based on, among other things, the decision making responsibilities of each position, and the contribution, experience and work performance of each executive officer.

ANNUAL INCENTIVE PROGRAM

     The Company's management incentive program is designed to motivate executives by recognizing and rewarding performance. The annual incentive program is a discretionary bonus plan used to compensate executives based on the Company's profitability and the achievement of individual performance goals. Generally, a minimum corporate profitability threshold must be achieved before any bonus will be paid.


     Each participant's bonus is intended to take into account corporate and individual components, which are weighted according to the executive's sphere of responsibility. Discretionary bonuses of $1,011,979 were paid to executive officers, other than Mr. Plotkin, based on their individual performances during 2000. Mr. Plotkin received a bonus determined by the compensation committee of Ryan Beck of $1,230,000 during 2000.


LONG-TERM INCENTIVE PLAN

     A Long-Term Incentive Compensation Plan is the primary vehicle for providing long-term compensation to those officers who have a more direct impact on creating shareholder value. Executive officers are eligible to receive on an annual basis, subject to five year vesting, deferred compensation of $10,000 each if certain long-term corporate profits are achieved. No awards under this program were made in 2000 and no amounts were paid under this plan during 2000.

STOCK OPTIONS


     Executive officers of BankAtlantic were granted stock options during 2000. All of the stock options were granted with an exercise price equal to at least 100% of the market value of Class A Common Stock on the date of the grant. As such, the higher the trading price of the Class A Common Stock, the higher the value of the stock options. The granting of options is totally discretionary and options are awarded based on an assessment of an employee's contribution to the success and growth of the Company. Grants of stock options to executive officers are generally made upon the recommendation of the CEO based on the level of an executive's position with the Company, BankAtlantic, Levitt Corporation or Ryan Beck, an evaluation of the executive's past and expected performance, the number of outstanding and previously granted options and discussions with the executive. The Board of Directors believes that providing executives with opportunities to acquire an interest in the growth and prosperity of the Company through the grant of stock options will enable the Company and BankAtlantic to attract and retain qualified and experienced executive officers and offer additional long term incentives. The Board of Directors believes that utilization of stock options more closely aligns the executives' interests with those of the Company's shareholders, since the ultimate value of such compensation is directly dependent on the stock price.


COMPENSATION OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     As previously indicated, the Compensation Committee believes that the Company's total compensation program is appropriately based upon business performance, market compensation levels, and personal performance. The Compensation Committee reviews and fixes the base salary of the CEO based on those factors described above for other executive officers as well as the Compensation Committee's assessment of Mr. Alan Levan's past performance as CEO and its expectation as to his future contributions. In 2000, Mr. Alan Levan received a 4% base salary increase. This increase was consistent with the increases given to other members of executive management and was considered appropriate based on Mr. Levan's efforts and contributions to the Company.

     As discussed under "-- Split-Dollar Life Insurance Plan," Mr. Alan Levan benefitted from the establishment of a "Split-Dollar Life Insurance Plan." This plan was originally established to restore retirement benefits which were limited under changes to the Internal Revenue Code (the "Code"). Mr. Alan Levan is currently the only participant under this Split-Dollar Life Insurance Plan and his 2000 benefit is shown under the Summary Compensation Table. The Split-Dollar Plan was not included in the freezing of the pension plan.


     The Compensation Committee also took note of Mr. Alan Levan's leadership during 2000. Specifically, it acknowledged his successful leadership in refocusing the Company, the building of the current management team and increasing the visibility of and institutional interest in the Company. The Committee believes that the Company's 2000 results were largely the results of his efforts and awarded him a $312,624 bonus. Future salary increases and bonuses will continue to reflect the amounts paid to chief executive officers at other public companies, as well as the Company's financial condition, operating results and attainment of strategic objectives.


SUBMITTED BY THE MEMBERS OF THE COMPENSATION COMMITTEE:

     Bruno L. DiGiulian, Chairman
     Charlie C. Winningham, II
     Mary E. Ginestra
     Steven M. Coldren

SHAREHOLDER RETURN PERFORMANCE GRAPH



     Set forth below is a graph comparing the cumulative total returns (assuming reinvestment of dividends) for the Class A Common Stock, Standard and Poor's 500 Stock Index and Nasdaq Bank Stocks and assumes $100 is invested on March 12, 1996, the date of issuance of the Class A Common Stock.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                                 STANDARD AND POOR'S 500
                                                       STOCK INDEX             NASDAQ BANK STOCKS         BANKATLANTIC BANCORP
                                                 -----------------------       ------------------         --------------------
3/12/96                                                 $  100.00                   $  100.00                   $  100.00
12/31/96                                                $  123.18                   $  132.04                   $  111.20
12/31/97                                                $  164.36                   $  221.06                   $  221.86
12/31/98                                                $  212.07                   $  219.64                   $  113.82
12/31/99                                                $  256.84                   $  211.14                   $   89.17
12/31/00                                                $  233.95                   $  241.08                   $   86.71


                             AUDIT COMMITTEE REPORT


     The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's consolidated financial statements, its system of internal controls and the independence and performance of its internal and independent auditors. The Audit Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the Board of Directors. The Board of Directors, in its business judgment, has determined that each Audit Committee member is "independent" as such term is defined by New York Stock Exchange listing standards. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix B.

     Management is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting process, including the system of internal control, and procedures to assure compliance with applicable accounting standards and applicable laws and regulations. The Company's independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Our responsibility is to monitor and review these processes. However, we are not professionals engaged in the practice of accounting or auditing and are not experts in the field of accounting or auditing, including, without limitation, auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

     In this context, we held six meetings during fiscal year 2000. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the Company's independent auditors, KPMG LLP ("KPMG"). We discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls.

     We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2000 with management, internal auditors and KPMG.

     We also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

     The Company's independent auditors also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the Company. When considering KPMG's independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to KPMG for audit and non-audit services.

     Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K.


     Audit Fees. The aggregate fees for professional services rendered by KPMG in connection with their audit of our consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q for the 2000 fiscal year were approximately $390,000. The aggregate fees for professional services for the audit of our wholly owned subsidiaries, Levitt Corporation and Levitt and Sons, were $90,000.



     All Other Fees. The aggregate fees for all other services rendered by KPMG in the 2000 fiscal year were approximately $570,000 and can be sub-categorized as follows:



          Attestation Fees. The aggregate fees for attestation services rendered by KPMG for matters such as comfort letters and consents related to SEC and other registration statements, audits of employee benefit plans, agreed-upon procedures, due diligence pertaining to acquisitions and consultation on accounting standards or transactions were approximately $270,000.



          Other Fees. The aggregate fees for all other services, such as consultation related to tax planning and compliance, improving business and operational processes and regulatory matters, rendered by KPMG in the 2000 fiscal year were approximately $300,000.


SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:

     Steven M. Coldren, Chairman
     Charlie C. Winningham, II
     Mary E. Ginestra

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Listed in the table below are the beneficial owners known by the Company to hold as of March 8, 2001 more than 5% of the Company's outstanding common stock. In addition, this table includes the outstanding securities beneficially owned as of March 8, 2001 by (i) all directors, (ii) certain executive officers and
(iii) directors and executive officers as a group.


                                               CLASS A         CLASS B
                                               COMMON          COMMON
                                                STOCK           STOCK
                                              OWNERSHIP       OWNERSHIP      PERCENT OF     PERCENT OF
                                                AS OF           AS OF         CLASS A        CLASS B
                                            MARCH 8, 2001   MARCH 8, 2001   COMMON STOCK   COMMON STOCK
                                            -------------   -------------   ------------   ------------
BFC Financial Corporation (1)(2)..........    8,296,890       4,876,124        26.14%         100%
Alan B. Levan(1)(3)(4)(10)................      824,490               0         2.54            0
John E. Abdo(1)(7)........................      414,887               0         1.29            0
Bruno L. DiGiulian(6)(7)..................      109,202               0            *            0
Charlie C. Winningham, II(5)(7)...........      192,193               0            *            0
Steven M. Coldren(5)(7)...................       69,058               0            *            0
Mary E. Ginestra(7).......................      107,640               0            *            0
Ben A. Plotkin(8).........................      176,694               0            *            0
Dale Renner(7)(9).........................        5,000               0            *            0
James A. White(7).........................       10,333               0            *            0
Jay C. McClung............................            0               0            *            0
Jarett S. Levan(10).......................          144               0            *            0
Jay R. Fuchs..............................       82,000               0            *            0
All directors and executive officers of
  the Company and BankAtlantic, as a group
  (persons, including the individuals
  identified above).......................   10,555,235       4,876,124        31.46%         100%


---------------

  *  Less than one percent of the class.
 (1) BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo who collectively may be deemed to have an aggregate beneficial ownership of 68.5% of the outstanding common stock of BFC. Mr. Alan Levan serves as Chairman, President and CEO of the Company, BankAtlantic and BFC and Mr. John E. Abdo serves as Vice Chairman of the Company, BankAtlantic and BFC. Mr. Abdo is also President of Levitt Corporation ("Levitt"), a subsidiary of BankAtlantic.
 (2) BFC's mailing address is 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304.
 (3) Mr. Alan Levan may be deemed to be the beneficial owner of the shares of Class A Common Stock and Class B Common Stock beneficially owned by BFC by virtue of Mr. Alan Levan's control of Levan Enterprises, Ltd. Mr. Alan Levan may also be deemed to beneficially own 811,659 shares of Class A Common Stock which can be acquired within 60 days pursuant to stock options and 368 shares of Class A Common Stock held by Levan Enterprises, Ltd.
 (4) Mr. Alan Levan's business address is 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304.
 (5) Shares beneficially owned by the indicated director and his wife are: Mr. Coldren -- 1,225 Class A shares and Mr. Winningham -- 109,703 Class A shares. These directors share voting and investment power with respect to these shares.

 (6) Mr. DiGiulian's wife beneficially owns 26,712 shares of Class A Common
     Stock.

 (7) Includes beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options: Mr. DiGiulian -- 82,490 shares of Class A Common Stock; Mr. Coldren -- 67,833 shares of Class A Common Stock; Mrs. Ginestra -- 82,490 shares of Class A Common Stock; Mr.
     Winningham -- 82,490 shares of Class A Common Stock; Mr. Abdo -- 394,827 shares of Class A Common Stock; Mr. Renner -- 5,000 shares of Class A Common Stock; Mr. White -- 5,333 shares of Class A Common Stock.
 (8) Mr. Plotkin beneficially owns 94,391 shares of Class A Common Stock. Mr. Plotkin is also the Trustee for the benefit of Ross and Marc Plotkin under an irrevocable trust holding 10,979 shares of Class A Common Stock. Mr. Plotkin disclaims beneficial ownership of 288 shares of Class A Common Stock held by his son. Mr. Plotkin may also be deemed the beneficial owner of 71,324 shares of Class A Common Stock which may be acquired within 60 days pursuant to stock options.
 (9) Mr. Renner was appointed to the Board of Directors in December, 2000 pursuant to an agreement. The agreement was part of a strategic alliance between the Company and Seisint, Inc. and, in connection with such alliance, Seisint acquired 848,364 shares of restricted Class A Common Stock of the Company. Mr. Renner, the President and a Director of Seisint, disclaims beneficial ownership of the Class A Common Stock owned by Seisint.
(10) Mr. Jarett Levan is the son of Mr. Alan Levan.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than those referred to in the accompanying Notice of Meeting, that may be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, BFC has advised the Company that it will vote with respect to any such matters in accordance with its best judgment.

                     NOTICE OF CERTAIN SHAREHOLDER ACTIONS

     As a result of the corporate transaction effected in August 2000 which resulted in the redemption and cancellation of all publicly held shares of the Company's Class B Common Stock, the 4,876,124 shares of Class B Common Stock owned by BFC were converted into one share of Class B Common Stock. As provided in the Company's Articles of Incorporation, the one share of Class B Common Stock owned by BFC after the transaction continued to have the economic equivalence of 4,876,124 shares of Class A Common Stock. In order to more clearly reflect the equity interest of the one share of Class B Common Stock as compared to the outstanding Class A Common Stock, the Board on April 16, 2001 with the consent of BFC as the sole holder of the Company's Class B Common Stock approved a four million eight hundred seventy-six thousand one hundred twenty-four to one (4,876,124:1) forward stock split of the Class B Common Stock. This stock split was implemented on April 18, 2001. As a result of the stock split, BFC holds 4,876,124 shares of Class B Common Stock, with each share of Class B Common Stock having an identical economic interest as one share of Class A Common Stock. The stock split had no impact on the equity interest in the Company of any shareholder.

     In addition, on April 16, 2001, BFC as the sole holder of the Company's Class B Common Stock approved the BankAtlantic Bancorp 2001 Stock Option Plan, which provides for the grant of incentive and non-qualified stock options for up to an aggregate of 1,500,000 shares of Class A Common Stock. The Board of Directors had approved this stock option plan effective January 2, 2001.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of BankAtlantic Bancorp, Inc. and its subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000, have been incorporated by reference in this Proxy Statement, and have been audited by KPMG LLP, independent certified public accountants, to the extent and for the periods indicated in their report thereon. A representative of KPMG is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders.

                           INCORPORATION BY REFERENCE

     The SEC allows the Company to "incorporate by reference" the information it files with the SEC. This permits the Company to disclose important information to you by referring to these filed documents. The information incorporated by reference is deemed to be a part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. The information incorporated by reference is an important part of this Proxy Statement. The Company incorporates by reference into this Proxy Statement the following documents:


     - our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 30, 2001; and


     - any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 until the date of the Annual Meeting.

     You may request a copy of these filings (other than exhibits which are not specifically incorporated by reference herein) at no cost by writing or telephoning us at the following address:

                            Corporate Communications
                           BankAtlantic Bancorp, Inc.
                          1750 East Sunrise Boulevard
                         Fort Lauderdale, Florida 33304
                                 1-954-760-5402

     If you would like to request documents from the Company, please do so no later than ten business days before the Annual Meeting.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the next annual meeting of the Company, expected to be held in May 2002, must be in writing and received by the Secretary of the Company at its main offices, 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304, no later than January 1, 2002. If such proposal or proposals are in compliance with applicable rules and regulations, they will be included in the Company's proxy statement and form of proxy for that meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ ALAN B. LEVAN
                                          Alan B. Levan
                                          Chairman

April 23, 2001

                                   APPENDIX A
                                    PROPOSED
                         FORM OF ARTICLES OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                           BANKATLANTIC BANCORP, INC.

     The Amended and Restated Articles of Incorporation of BANKATLANTIC BANCORP, INC., a Florida corporation (the "Corporation"), are hereby amended pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act as follows:

     1. The introductory paragraph and Section A of Article III shall be deleted in their entirety and amended to read as follows:

                                  ARTICLE III

                                 CAPITAL STOCK

       The aggregate number of shares of capital stock which this Corporation shall have authority to issue is One Hundred Thirty Five Million (135,000,000) of which Ten Million (10,000,000) shall be preferred stock, par value $.01 per share, and of which One Hundred Twenty Five Million (125,000,000) shall be common stock, par value $.01 per share, consisting of Eighty Million (80,000,000) shares of a class designated "Class A Common Stock" and Forty Five Million (45,000,000) shares of a class designated "Class B Common Stock" (the Class A Common Stock and the Class B Common Stock are sometimes hereinafter referred to collectively as the "Common Stock"). The preferred stock may be divided into and issued in series by the Board of Directors as set forth below. The Board of Directors shall fix the consideration to be received for each share. Such consideration shall consist of any tangible or intangible property or benefit to this Corporation, including cash, promissory notes, services performed or securities of other corporations or entities and shall have a value, in the judgment of the Board of Directors, equivalent to or greater than the full par value of the shares. In the case of a stock dividend, that part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

     A. Class A Common Stock and Class B Common Stock. The relative rights, preferences, privileges and restrictions of the Class A Common Stock and the Class B Common Stock are as follows:

          1. Voting. Except as provided in this Article III (or in any supplementary sections thereto), all rights to vote and all voting power (including, without limitation, the right to elect directors) shall be vested exclusively in the holders of Class A Common Stock and the holders of Class B Common Stock, voting together without regard to class.

             (i) Class A Common Stock. On all matters presented for a vote of shareholders, holders of Class A Common Stock shall be entitled to one vote for each share held. Until the total number of outstanding shares of Class B Common Stock shall first fall below 2,438,062 shares (a "Trigger Event"), the Class A Common Stock shall possess in the aggregate 53% of the total voting power of the Common Stock.

             (ii) Class B Common Stock. (a) On all matters presented for a vote of shareholders, holders of Class B Common Stock shall until the occurrence of a Trigger Event be entitled to such number of votes (which may be or include a fraction of a vote) for each share held which, based on the number of shares of Class A Common Stock and Class B Common Stock outstanding on the record date relating to the matter to be voted upon, will fix the aggregate voting power of the Class B

        Common Stock at 47% of the total voting power of the Common Stock. Until the occurrence of a Trigger Event, the number of votes per share of Class B Common Stock shall equal the quotient derived by dividing (1) the number equal to (x) the total number of shares of Class A Common Stock outstanding on the relevant record date divided by .53 less (y) the total number of shares of Class A Common Stock outstanding on such record date by (2) the total number of shares of Class B Common Stock outstanding on such record date.

                (b) From and after the occurrence of a Trigger Event, holders of Class A Common Stock and Class B Common Stock shall each be entitled to one vote for each share held.

             (iii) Cumulative Voting. There shall be no cumulation of votes for the election of directors.

             (iv) Class Vote by Class B Common Stock. Notwithstanding any other provision of this Article III, until the occurrence of a Trigger Event the Corporation shall not take any of the following actions without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, given separately as a class, which vote shall be in addition to any right to vote required by the laws of the State of
        Florida: (1) issue any additional shares of Class B Common Stock except pursuant to a stock dividend issued exclusively to the holders of Class B Common Stock; (2) effect any reduction in the number of outstanding shares of Class B Common Stock (other than by holders of Class B Common Stock converting Class B Common Stock into Class A Common Stock or through voluntary disposition thereof to the Corporation); or (3) effect any change or alteration in any provision of this Article III.

          2. Conversion and Reservation of Shares. Each share of Class B Common Stock shall be convertible, at any time, and from time to time at the option of the holder thereof, into one fully paid and nonassessable share of Class A Common Stock. In order to exercise the conversion right, a holder of shares of Class B Common Stock shall surrender the certificate or certificates representing such shares, duly endorsed or assigned to the Corporation, at the office of the Corporation together with written notice to the Corporation of the number of shares which the holder elects to convert and written instructions regarding the registration and delivery of certificates for shares of Class A Common Stock acquired thereby. As promptly as practicable thereafter, the Corporation shall issue and deliver to the holder to the place designated by such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled. The person entitled to receive shares of Class A Common Stock issuable upon conversion shall be deemed to have become the holder of record of such shares of Class A Common Stock at the close of business on the date upon which the conversion right is so exercised. If any certificate representing shares of Class B Common Stock shall have been converted in part, the holder shall be entitled to a new certificate representing the unconverted shares of Class B Common Stock. There shall be no charge to holders of Class B Common Stock for any costs associated with the conversion of Class B Common Stock, including any stamp or other tax resulting from the issuance; provided, however, that the Corporation shall not be responsible for any taxes which may be payable in respect of any conversion in which any share or shares of Class A Common Stock are to be issued in the name of a holder other than the record holder of the Class B Common Stock being converted. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Class A Common Stock, such number of shares as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.


          3. Ownership of Class B Common Stock. Until the occurrence of a Trigger Event, shares of Class B Common Stock may only be held by or transferred to BFC Financial Corporation, a Florida corporation ("BFC"), or to successors or affiliates of BFC. For purposes of this Article III, the term "affiliate" shall mean a person who, directly or indirectly, controls or is controlled by, or is under common control with, BFC or the specified person; provided, however, that the following persons shall also be deemed to be affiliates of BFC:


             (i) a natural person who is a descendant (including any descendant by adoption and any descendant of an adopted descendant) of an affiliate of BFC or who is or was at any time the spouse or surviving spouse of an affiliate of BFC; or

             (ii) a trust established primarily for the benefit of an affiliate of BFC or any natural person described in clause (i) above; or

             (iii) a partnership, limited liability company, corporation or other entity in which an affiliate of BFC or any natural person described in clause (i) above or any trust described in clause (ii) above beneficially own at least 50% of the equity interests in such entity.

     From and after the occurrence of a Trigger Event, holders of shares of Class B Common Stock may transfer or otherwise dispose of such shares to any person, and any person may have the status of an owner or holder of shares of Class B Common Stock.


          4. Transfers of Class B Common Stock on Corporate Books. Shares of Class B Common Stock shall be transferred on the books of the Corporation and a new certificate issued, upon due presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Corporation, including the transfer agent of the Corporation) of the certificate for such shares, in proper form for transfer; provided, however, that if at the time such certificate is presented for transfer there has not occurred a Trigger Event, then such transfer will not be effected unless such certificate is accompanied by an affidavit of the record holder certifying that the transfer of such shares is to a person permitted by the provisions of subsection A.3. of this
     Article III.


          5. Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of a sinking fund, retirement fund, or other required payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends when and as declared by the Board of Directors out of any assets legally available for the payment of dividends. Holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors, provided that the distribution per share of Class A Common Stock must be identical to the distribution per share of Class B Common Stock, except that a dividend or other distribution to holders of Class A Common Stock may be declared and issued in Class A Common Stock and a dividend or other distribution to holders of Class B Common Stock may be declared and issued in either Class A Common Stock or Class B Common Stock provided that in each case the number of shares so declared and issued on a per share basis to such holders is the same.

          6. Rights upon Liquidation or Dissolution. In the event of any liquidation, dissolution, or winding up of the Corporation, the holders of Common Stock (and the holders of any class or series of stock entitled to participate with such stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Corporation available for distribution remaining after: (i) payment or provision for payment of the Corporation's debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and
     (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the Common Stock in the liquidation, dissolution, or winding up of the Corporation. Each share of Class A Common Stock and Class B Common Stock shall be entitled to share ratably, as a single class, in such remaining assets of the Corporation.

          7. Subscription and Preemptive Rights. No shares of Class A Common Stock or Class B Common Stock, and no obligations or shares convertible into shares of Class A Common Stock or Class B Common Stock, shall have any preemptive right or preferential right to subscribe to or purchase any shares of any class of stock of the Corporation or any right to subscribe to or purchase thereof.


          8. Violations of Subsection A.3. In the event that the Board of Directors of the Corporation shall determine, upon the basis of facts not disclosed in any affidavit or other document accompanying the certificate for shares of Class B Common Stock when presented for transfer, that such shares of Class B Common Stock have been registered in violation of the provisions of subsection A.3., then the Corporation may seek a judicial determination including an action at law or in equity as may be appropriate under the circumstances.

          9. Legend on Certificates for Class B Common Stock. Every certificate for shares of Class B Common Stock shall bear a legend on the face thereof reading as follows:


       "The shares of Class B Common Stock represented by this certificate may not be transferred to any person who does not meet the qualifications set forth in subsection A.3. of Article III of the Articles of Incorporation of this Corporation and no person who does not meet the qualifications prescribed by subsection A.3. of said Article III is entitled to own or to be registered as the record holder of such shares of Class B Common Stock, until the time referred to in said subsection A.3., but the record holder of this certificate may at any time convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock of the Corporation for the purpose of effecting the sale or other disposition of such shares to any person. Each holder of this certificate, by accepting the same, accepts and agrees to all of the foregoing."


          Any certificate for shares of Class B Common Stock which shall be issued after the occurrence of a Trigger Event shall not bear such legend.


          10. Adjustments. In the event of a reorganization, recapitalization, merger or stock split affecting the Class B Common Stock, then the threshold number of shares of Class B Common Stock referenced in the definition of Trigger Event in subsection A.1.(i) of this Article III and the number or kind of shares into which the Class B Common Stock are convertible pursuant to subsection A.2. of this Article III shall be appropriately and proportionately adjusted; and in each such case such provisions shall be applied so as to give effect to such adjustments. If any such transaction shall be effected by amendment of the Articles of Incorporation, then such amendment shall itself adjust such threshold share number or conversion rate in accordance with the foregoing.

                                                                      APPENDIX B

                            AUDIT COMMITTEE CHARTER
                                       OF
                           BANKATLANTIC BANCORP, INC.

I. Purpose

     The primary function of the Audit Committee is to assist the Board of Directors (i) in its oversight of the Company's accounting and financial reporting principles and policies and internal audit controls and procedures,
(ii) in its oversight of the Company's financial statements and the independent audit thereof, (iii) in selecting, evaluating and, where appropriate, replacing the outside auditor, and (iv) in evaluating the independence of the outside auditor.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations applicable to the Company.

II. Composition

     The Audit Committee shall be comprised of at least three directors who meet the independence and experience requirements of the New York Stock Exchange. Each member of the Audit Committee shall be appointed by the Board and the Board shall designate one member of the committee to serve as its Chairman.

III. Authority

     The Audit Committee is granted the authority to conduct investigations into any matters within its scope of responsibilities. The committee is empowered to retain persons having special competence as necessary to assist the committee in fulfilling its responsibility including independent counsel, accountants, or other persons providing assistance in the conduction of an investigation.

IV. Responsibility

     The Audit Committee shall have the following duties and responsibilities:

     - Oversee the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company.

     - Consult with management and the independent auditors regarding financial issues including, but not limited to, the adequacy of financial disclosures, major fluctuations or unusual circumstances noted in the financial statements, and the independent auditor's responsibilities for information in documents containing audited financial statements.

     - Review with management and its independent auditor the scope of services required by the audit, significant accounting plans and policies, and audit conclusions regarding significant accounting estimates.

     - Review with management and the independent accountant at the completion of each fiscal year the company's annual financial statements and the related footnotes, the independent accountant's audit of the financial statements and his or her report thereon, any significant changes in the independent accountant's audit plan, any substantial difficulties or disputes encountered during the course of the audit and any other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

     - Review with management and the independent accountant all financial reports filed with the Securities and Exchange Commission or any other regulatory agency or entity.

     - Consider with management and its independent auditor their assessments of the adequacy of internal controls, including computerized information system controls and security, and the resolution of identified material weaknesses and reportable conditions in internal controls, including the prevention or detection of management override or compromise of the internal audit control system.


     - Establish and maintain processes to assure the company's compliance with all applicable laws and regulations including, but not limited to, securities laws and regulations designated by the OTS and FDIC.



     - Discuss with management the selection and termination of the independent auditor, any significant relationships the accountants have with the Company which may influence their independence and any significant disagreements between the independent auditor and management.


     - Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets.

     - Oversee the internal audit function, including the planned audit work and results of the completed work, oversee internal audit's capacity to fulfill its responsibilities and assess the qualifications and experience level of the audit staff.

     - Prepare and maintain minutes and other records of Audit Committee meetings and distribute such minutes to committee members and non-committee directors.

     - Obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934.

     - Prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     - Report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

     - Review this Charter on an annual basis and recommend any proposed changes to the Board for approval.

     Additionally, the Audit Committee is to be the Board of Director's principal agent in assessing the independence of the corporation's internal auditor and independent accountants. However, the opportunity for the independent accountants to meet with the Board as needed is not restricted. Further, the Audit Committee will approve the evaluation and compensation review, as well as the hiring and firing of the Director of Internal Audit.

V. Meetings

     The Audit Committee shall meet at least four times per year, or more frequently if the committee deems necessary. The Audit Committee shall meet with the independent accountants and management on a quarterly basis to review the financials of the company and discuss any other matters the committee deems appropriate.

VI. Attendance

     Members of the Audit Committee are to be present at all meetings. As necessary or desirable, the Chairman may request that members of management, the Director of Internal Audit, and representatives of the independent accountants be present at meetings of the committee. Non-committee directors may attend the meeting but have no voting power.

                                 REVOCABLE PROXY

         THIS REVOCABLE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                           BANKATLANTIC BANCORP, INC.


         The undersigned appoints Charlie C. Winningham, II and Bruno DiGiulian or either of them, with full power of substitution and resubstitution, proxies of the undersigned with all the powers that the undersigned would possess if personally present to cast all votes which the undersigned would be entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting") of BankAtlantic Bancorp, Inc. (the "Company"), to be held at 1:00 p.m. local time, on May 23, 2001, at the Westin Hotel, 400 Corporate Drive, Fort Lauderdale, FL 33334, and at any and all adjournments thereof, including (without limiting the generality of the foregoing) to vote and act as indicated on the back of this card.


         Your Board of Directors unanimously recommends that you vote FOR the item set forth below as described in the Notice of Annual Meeting and Proxy Statement.

         In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This Proxy will be voted at the Annual Meeting or any adjournment thereof. This Proxy will be voted in accordance with the instructions set forth herein, or in the event no instructions are set forth, this Proxy will be voted FOR the item set forth below as described in the Notice of Annual Meeting and Proxy Statement. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.


                 "YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING."

BankAtlantic Bancorp, Inc. encourages you to consider voting your shares electronically over the Internet or by telephone. These convenient ways by which you can vote your shares eliminate the need to return the proxy card.

                       INSTRUCTIONS FOR VOTING YOUR PROXY

This proxy covers all shares of BankAtlantic Bancorp, Inc. held of record.

                    THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-450-9556, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on May 22, 2001.

INTERNET VOTING

Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on May 22, 2001.

VOTING BY MAIL

Simply mark, sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

           [COMPANY NUMBER]                    [CONTROL NUMBER]

TO VOTE YOUR SHARES ELECTRONICALLY YOU MUST USE THE CONTROL NUMBER PRINTED IN THE BOX ABOVE. THIS CONTROL NUMBER MUST BE USED TO ACCESS THE SYSTEM.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FOLLOWING:

1.    Approval and Adoption of the Amendment to the Company's
      Articles of Incorporation

      For              Against         Abstain
      [ ]              [ ]             [ ]


[Address Label]

         Please complete, sign, date and return promptly this Proxy in the enclosed pre-addressed return envelope. No postage is required for mailing in the United States.

Date:
     ----------------------------------
             (Month, day, year)


     ----------------------------------
                Signature(s)


     ----------------------------------
                Signature(s)


IMPORTANT: Please date this Proxy and sign exactly as your name appears to the left. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.